PRESS RELEASE

LAS VEGAS, NEVADA, May 12, 2014 -- American Casino & Entertainment Properties LLC (“ACEP”) today reported financial results for the first quarter ended March 31, 2014.

Consolidated Net revenue was $89.0 million for the first quarter of 2014 compared to $86.3 million for the first quarter of 2013, an increase of 3.1%. ACEP reported first quarter Net Income of $4.5 million for 2014 compared to a Net Loss of $3.0 million for the first quarter of 2013. Adjusted EBITDA increased 12.7% to $18.7 million for the first quarter of 2014 compared to $16.6 million for the first quarter of 2013. Adjusted EBITDA Margin also increased to 21.0% compared to 19.2% in 2013.

The increase in consolidated Net revenue for the first quarter of 2014 was driven by the hotel, food and beverage, and the tower at the Stratosphere. Consolidated casino revenue decreased 0.7%. The decrease in casino revenue was the result of lower volume in slots and tables and a 3.3% percentage point decrease in bingo hold percentage. The decrease in those areas was offset by a 4.9% percentage point increase in sports hold percentage. For the three months ended March 31, 2014 and 2013, certain expenses had an impact on income from operations and EBITDA. For the three months ended March 31, 2014, our repair and maintenance expense decreased by $672,000 and sales tax decreased by $226,000 compared to the same period in 2013. The decrease in repairs is due to the completion of various projects at Aquarius. The decrease in sales tax is related to complimentary and employee meals. The company began accruing sales tax on complimentary and employee meals in February 2012 based on a decision by the Nevada Tax Commission, which was subsequently rescinded in 2013.

The collective bargaining agreement at the Stratosphere with the Culinary Workers Union, Local 226 and Bartenders Union, Local 165 expired on May 31, 2012 and was extended by the parties until May 31, 2013. We reached a verbal agreement with the union on March 15, 2014. It is our expectation that the membership will ratify the agreement and the terms will become final. As a result, we expensed approximately $443,000 in the quarter ended March 31, 2014 to cover certain benefits from the period June 1, 2013 through March 31, 2014.

The Stratosphere – Stratosphere’s Net revenue increased 8.3% in the first quarter of 2014 as compared to the first quarter of 2013. Hotel revenue increased 19.9% in the first quarter of 2014 compared to the first quarter of 2013, due to a 2.4 percentage point increase in occupancy and a 5.1% increase in average daily room rates. Casino revenues increased 2.3% due primarily to increased table games and race and sports hold. Tower revenue increased 8.4% due primarily to increased ride and Sky Jump patronage. Stratosphere increased both Adjusted EBITDA and Adjusted EBITDA margin during the first quarter of 2014.

Arizona Charlie’s – The Arizona Charlie’s Net revenue increased 0.4% in the first quarter of 2014 as compared to the first quarter of 2013. Slot headcounts, occupancy and food and beverage covers all rose in the first quarter of 2014 compared to the first quarter of 2013. Hotel and food and beverage revenues increased at both Arizona Charlie’s properties. The increase in hotel revenue was due to increased occupancy at Arizona Charlie’s Decatur and higher average daily room rates at both properties. Casino revenues decreased 0.8%. Slot revenue increased 1.1%. Table games revenue decreased 7.0% on relatively flat drop. Bingo revenue decreased 40.8% due to a 3.3 percentage point decrease in hold percentage. Race and sports, keno and poker revenues all increased. The increase in Net revenue, however, was not enough to offset the expense associated with driving the increased volume. As a result, Adjusted EBITDA and Adjusted EBITDA margin both decreased at the Arizona Charlie’s properties during the first quarter of 2014.

2000 Las Vegas Boulevard South ∙ Las Vegas, Nevada 89104

The Aquarius – The Aquarius’ Net revenue decreased 2.0% in the first quarter of 2014 compared to the first quarter of 2013. Occupancy increased to 51.4% in the first quart of 2014 compared to 49.5% in the first quarter of 2013, while ADR decreased slightly. Casino revenue decreased 3.1% on a 0.3 percentage point decrease in slot hold percentage, and a 2.4 percentage point decrease in the tables games hold percentage. Adjusted EBITDA and Adjusted EBITDA Margin both increased in the first quarter of 2014. Adjusted EBITDA and Adjusted EBITDA margin for the first quarter of 2013 were negatively impacted by approximately $882,000 in expenses for repair and maintenance projects.

Financial Statistics as of March 31, 2014:
•	Cash	$62.4 million

•	Unrestricted Cash	$54.1 million

•	Consolidated Total Debt	$334.6 million

•	Consolidated Capital Expenditures for the four Fiscal Quarters ended March 31, 2014	$13.3 million

Conference Call Information:

We will hold our first quarter 2014 earnings conference call, Monday, May 12, 2014 at 11:00 AM Pacific Time (12:00 PM Mountain, 1:00 PM Central, 2:00 PM Eastern). To attend, dial 888-378-0320 (US/Canada toll-free). The passcode is 5663580. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

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Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended March 31,
	2014	2013
	(Unaudited)
	(in millions)
Income Statement Data:
Revenues:
Casino	$53.3	$53.7
Hotel	17.0	14.7
Food and beverage	17.8	17.1
Tower, retail, entertainment and other	7.9	7.6
Gross revenues	96.0	93.1
Less promotional allowances	7.0	6.8
Net revenues	89.0	86.3

Costs and expenses:
Casino	16.5	16.7
Hotel	8.2	7.9
Food and beverage	13.5	13.1
Other operating expenses	3.0	2.7
Selling, general and administrative	29.1	29.7
Pre-opening costs	-	0.1
Depreciation and amortization	7.4	8.3
Total costs and expenses	77.7	78.5
Income from operations	$11.3	$7.8

EBITDA Reconciliation:
Net income (loss)	$4.5	$(3.0)
Interest expense	6.8	10.8
Depreciation and amortization	7.4	8.3
EBITDA	$18.7	$16.1

Numbers may vary due to rounding.

	Three months ended March 31,
	2014	2013
	(Unaudited)
	(in millions)
Adjusted EBITDA Reconciliation:
Net income (loss)	$4.5	$(3.0)
Interest expense	6.8	10.8
Depreciation and amortization	7.4	8.3
Gain on disposal of assets	-	-
Pre-opening costs	-	0.1
Management fee - related party	-	0.3
Other non-recurring and extraordinary expenses[1]	-	0.1
Adjusted EBITDA	$18.7	$16.6
Adjusted EBITDA Margin	21.0%	19.2%

1As further defined in the First Lien Credit and Guaranty Agreement and Second Lien Credit Guaranty Agreement dated July 3, 2013 (the “Credit Agreements”). The 2013 Adjusted EBITDA calculation has been restated to conform with the Credit Agreements.

Numbers may vary due to rounding.

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Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended March 31,
	2014	2013

WPU - Slot
Stratosphere	124.93	114.03
Decatur	121.17	121.65
Boulder	79.14	79.12
Aquarius	151.41	156.50
ACEP Consolidated	121.83	120.89

WPU - Tables
Stratosphere	839.51	846.56
Decatur	555.56	555.56
Boulder	333.33	446.43
Aquarius	510.51	526.32
ACEP Consolidated	641.03	653.88

ADR
Stratosphere	53.45	50.84
Decatur	48.91	45.17
Boulder	46.93	40.36
Aquarius	43.77	43.97
ACEP Consolidated	49.99	48.00

Hotel Occupancy %
Stratosphere	80.0	77.6
Decatur	70.6	62.8
Boulder	47.1	47.1
Aquarius	51.4	49.5
ACEP Consolidated	66.3	64.0

Net Revenue (Unaudited, in millions)
Stratosphere	40.3	37.2
Decatur	15.7	15.7
Boulder	8.6	8.5
Aquarius	24.3	24.8
Corporate	0.1	0.1
ACEP Consolidated	89.0	86.3

Numbers may vary due to rounding.

1.	Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

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“Unrestricted Cash” means, cash and cash equivalents in accordance with GAAP, excluding amounts required by ACEP and its Restricted Subsidiaries to be maintained to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures on a consolidated basis that, in accordance with GAAP, are, or should be included in “purchase of property and equipment” or similar items and further defined in the first and second lien credit agreements.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) as defined in the first and second lien credit agreements determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall not include Indebtedness in respect of Letters of Credit, except to the extent of the unreimbursed amount thereunder.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, and management fees. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:

Investor Relations

Phyllis Gilland

(702) 380-7777

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